BETHEL BANCORP AND SUBSIDIARIES
        Exhibit 11.  Statement Regarding Computation of Per Share Earnings


                                     Three Months Ended    Three Months Ended
                                       March 31, 1995        March 31, 1994
                                     ___________________   ___________________
EQUIVALENT SHARES:

Average Shares Outstanding                    547,400                544,911

Total Equivalent Shares                       547,400                544,911
Total Primary Shares                          611,478                569,466
Total Fully Diluted Shares                    728,360                630,793

Net Income                          $         408,073      $         352,141
Less Preferred Stock Dividend                  35,000                 35,000
                                    ____________________   ___________________
Net Income after Preferred Dividend $         373,073      $         317,141
                                    ====================   ===================

Primary Earnings Per Share          $            0.61      $            0.56
Fully Diluted Earnings Per Share    $            0.56      $            0.56



                                     Nine Months Ended     Nine Months Ended
                                       March 31, 1995        March 31, 1994
                                    ____________________   ___________________
EQUIVALENT SHARES:

Average Shares Outstanding                    547,400                543,750

Total Equivalent Shares                       547,400                543,750
Total Primary Shares                          614,269                565,001
Total Fully Diluted Shares                    731,151                615,669


Net Operating Income before
 Change in Accounting Principle     $       1,220,898      $       1,007,409
Cumulative Effect of Change in
 Accounting Principle                               0                260,000
                                    ____________________   ___________________
Net Income                                  1,220,898              1,267,409
Less Preferred Stock Dividend                 104,999                 69,999
                                    ____________________   ___________________
Net Income after Preferred Dividend $       1,115,899      $       1,197,410
                                    ====================   ===================

Primary Earnings Per Share on Net
 Operating Income                   $            1.82      $            1.66
Fully Diluted Earnings Per Share
 on Net Operating Income            $            1.67      $            1.64
Primary Earnings Per Share on the
 Change in Accounting Principle     $            0.00      $            0.46
Fully Diluted Earnings Per Share
 on the Change in Accounting
 Principle                          $            0.00      $            0.42
Primary Earnings Per Share on
 Net Income                         $            1.82      $            2.12
Fully Diluted Earnings Per Share
 on Net Income                      $            1.67      $            2.06